                                                                       EXHIBIT 2

                           STOCK INVESTMENT AGREEMENT


         THIS AGREEMENT is made this 6th day of November, 1996, by and between FNB CORPORATION ("FNB") and SUN BANCORP, INC. ("Sun").

                                   BACKGROUND

         A. FNB is a bank holding company organized under the laws of the Commonwealth of Pennsylvania.

         B. Bucktail Bank and Trust Company ("Bucktail") is a wholly-owned subsidiary of FNB.

         C. Sun is a bank holding company organized under the laws of the Commonwealth of Pennsylvania.

         D. Sun and FNB have, simultaneously with executing this Agreement, entered into an Agreement and Plan of Reorganization dated as of the date hereof ("Plan").

         E. As part of the Plan, and subject to the terms and the conditions of the Plan and conditions set forth herein, Sun has agreed to issue to FNB 538,461 shares (the "Shares") of Sun's common stock, par value $1.25 per share (referred to herein as Sun Common Stock or "Common Stock") in exchange for one hundred percent (100%) of the outstanding shares of Bucktail Common Stock.

         F. On the Effective Date as defined in the Plan, and pursuant to the Plan, Sun shall issue to FNB, 538,461 shares of Common Stock.

         G. This Agreement relates to and survives the Plan. Capitalized terms not defined herein have the same meaning as defined in the Plan.

         NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto, intending to be legally bound hereby, do now covenant and agree as follows:

         1. INCORPORATION OF BACKGROUND. The Background of this Agreement set forth above is hereby incorporated by reference into this Agreement, and the parties hereto expressly agree to perform, observe and abide by their respective executory obligations set forth in said background.

         2. NO GRANT OF PREEMPTIVE OR PURCHASE RIGHTS. Nothing in this Agreement shall be construed as granting to FNB any preemptive or other right to purchase or receive authorized but unissued shares of Sun Common Stock. Furthermore, this Agreement governs all right of FNB to acquire, hold or transfer shares of Sun Common Stock.

         In the event that Sun at any time or times issues any shares of Common Stock for any reason, including but not limited to, as a result of the exercise of any warrants, options or other rights now or hereafter issued or outstanding, its implementation of any stock option plan, or its sale or contribution of Common Stock to an employee stock ownership plan, employee profit sharing or pension plan, or in connection with a merger or acquisition by Sun, there shall be no obligation on the part of Sun to issue authorized, but unissued shares of Common Stock to FNB in order for FNB to maintain its percentage ownership interest in Sun. In the event that Sun issues shares of Common Stock such that the issuance increases the number of outstanding shares of Common Stock by more than one percent (1%), Sun concurrently therewith shall give to FNB written notice of such issuance. For purposes of this Paragraph 2, a pro rata stock split or stock dividend shall not be considered an issuance of stock.

         3. OWNERSHIP LIMITATION. Notwithstanding any other provisions hereof, FNB shall not, for a period of five (5) years following the Effective Date as defined in Section 10.2 of the Plan, acquire or gain beneficial ownership, through any means or in any manner, of shares of Sun Common Stock or other capital stock of Sun if the result of such acquisition would be to cause FNB to be the beneficial owner of more than twenty percent (20%) of the shares of Sun Common Stock or other capital stock of Sun then outstanding. For purposes of this Agreement, "beneficial ownership" shall mean beneficial ownership pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

         4.       TRANSFER LIMITATIONS.

                  (a) For a period of two (2) years after the Effective Date, FNB shall not, in any manner, transfer, sell or exchange shares of Sun Common Stock beneficially owned by FNB, except with the prior written approval of Sun.

                  (b) Subject to the provisions of Paragraphs 6 and 7 of this Agreement, for a period beginning two (2) years after the Effective Date and ending four (4) years after the Effective Date, FNB may transfer, sell or exchange during each calendar quarter, Sun Common Stock beneficially owned by FNB in an aggregate amount no greater than one-half of one percent (0.5%) of the shares of Sun Common Stock then outstanding.

                  (c) Subject to the provisions of Paragraphs 6 and 7 of this Agreement, for a period beginning four (4) years after the Effective Date and ending six (6) years after the Effective Date, FNB may transfer, sell or exchange during each calendar quarter, Sun Common Stock beneficially owned by FNB in an aggregate amount no greater than one percent (1%) of the shares of Sun Common Stock then outstanding.

         5. AFFILIATE STATUS. FNB acknowledges that as a result of its receipt of Sun Common Stock pursuant to the Plan and this Agreement, it will be deemed to be an "affiliate" of Sun as that term is referred to in Securities and Exchange Commission Rule 144, and in view of such designation, will be subject to certain restrictions under the Securities Act of 1933, as amended, ("1933 Act") and the General Rules and Regulations thereunder with respect to the sale, transfer, assignment, pledge or other disposition of shares of Sun Common Stock issued to FNB.

         6. NOTICE OF TRANSFER. FNB agrees that if at any time: (a) FNB desires or intends to transfer, sell, or exchange any Sun Common Stock, or enters or is about to enter into any contract or arrangement to do so; (b) FNB enters into an agreement to merge, consolidate, or sell or transfer all or substantially all of the assets of FNB, where FNB is not the surviving entity or institution; (c) FNB becomes or is about to become insolvent, bankrupt under the federal bankruptcy laws, in receivership under the laws of any jurisdiction, or the subject or cause of any assignment for the benefit of creditors; or (d) any Sun Common Stock owned or held by FNB is or is about to be exchanged or transferred by operation of law, or by reason of or pursuant to any judgment, decree, order of any court (other than one enforcing any provisions of this Agreement), FNB promptly shall give to Sun prior written notice of that fact, which notice shall specify accurately the proposed transferee, the amount of Sun Common Stock transferred, sold or exchanged or to be transferred, sold or exchanged and the bona fide transfer price per share of the Common Stock to be transferred, sold or exchanged or, if applicable, that the shares of Sun Common Stock are intended to be offered or distributed in an open market transaction.

         7. OPTION TO REPURCHASE - RIGHT OF FIRST REFUSAL. Upon Sun's receiving a written notice required by Paragraph 6 hereof, Sun shall have the right, but not the obligation to purchase any or all of FNB's "Available Stock". For purposes hereof, in all cases the term "Available Stock" shall mean all of the Sun Common Stock held by or for FNB, except that in the case of an intended transfer, sale or exchange of Sun Common Stock described in Paragraph 6(a) or
(d) hereof, the term "Available Stock" shall mean the kind and amount of Sun Common Stock described in the written notice required by Paragraph 6. Sun shall have the right to purchase the Available Stock for a period of thirty (30) days after Sun's receipt of written notice from FNB of its intent to transfer such shares. If the amount of Available Stock to be transferred, sold or exchanged is less than one percent (1%) of the shares of Sun Common Stock then outstanding, Sun shall have the right to purchase the Available Stock at a price equal to the arithmetic average of the bid and asked prices for Sun Common Stock reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ/NMS) on the day most immediately preceding the day the Available Stock is to be purchased by Sun for which such prices are available. If the amount of Available Stock to be transferred, sold or exchanged is equal to or greater than one percent (1%) of the of the shares of Sun Common Stock then outstanding, Sun shall have the right to purchase the Available Stock at a price equal to the greater of the Closing Market Price (as hereinafter defined) or the price offered for the Available Shares by a third party not affiliated with FNB. For purposes of this Agreement, the Closing Market Price shall be the arithmetic average of the average of the per share closing bid and asked prices reported for Sun Common Stock for the fifteen (15) trading days immediately preceding the date on which the notice to Sun pursuant to Paragraph 6 was received by Sun, as reported on the NASDAQ/NMS. In the event that NASDAQ/NMS shall fail to report a closing bid and asked price for Sun Common Stock for any trading day during the fifteen (15) day period, the closing bid and asked price reported for that day shall be equal to the average of the closing bid and asked prices as reported: (i) by Janney Montgomery Scott, Inc. and by F. J. Morrissey & Co., Inc.; or, in the event that neither of these firms is then making a market in Sun Common Stock, (ii) by two brokerage firms then making a market in Sun Common Stock to be selected by Sun and approved by FNB.

         8. ENDORSEMENT. All certificates representing Common Stock held by FNB shall be endorsed in substantially the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE
         TERMS OF A STOCK INVESTMENT AGREEMENT DATED         , 1996, BETWEEN FNB
         CORPORATION AND SUN BANCORP, INC., WHICH IMPOSES CERTAIN RESTRAINTS UPON ANY TRANSFER OF STOCK OF SUN BANCORP, INC. A COPY OF THE AGREEMENT IS ON FILE AT THE RESPECTIVE PRINCIPAL OFFICES OF FNB CORPORATION AND SUN BANCORP, INC.

                  THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES THEREOF OR AN OPINION OF COUNSEL, SATISFACTORY TO SUN BANCORP, INC. AND ITS COUNSEL, THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION.

         This endorsement shall be cancelled at such time as the Shares subject to the endorsement are subject to an effective registration statement under the 1933 Act for resale by FNB. Cancellation of the endorsement, shall not, however, change any other terms of this Agreement.

         In addition, this endorsement shall be removed with respect to any Shares that are to be transferred, exchanged or sold, pursuant to an available exemption from registration upon receipt of an opinion from counsel satisfactory to Sun and its counsel, that the proposed transaction and proposed transfer, exchange or sale will be exempt for registration from federal and state securities laws.

         9. REGISTRATION RIGHTS. If, at any time after the Effective Date, Sun shall receive a written request therefor from FNB, Sun shall, if permitted by Securities and Exchange Commission ("SEC") rules or regulations, prepare, file and keep current a registration statement under the 1933 Act, covering the Shares, and shall use its best efforts to cause such registration statement to become effective and remain current for a period of not more than 245 days. Without the written consent of FNB, neither Sun nor any other holder of securities of Sun may include securities in such registration statement. Sun shall in no way be restricted from registering, issuing, selling or exchanging other equity or debt securities, or derivatives thereof, nor shall Sun be obligated to make effective more than one registration statement pursuant to this Paragraph 9. Additionally, Sun shall be required to provide notice to FNB prior to filing any registration statement under the 1933 Act concerning any securities of Sun, for its own account or for the account of others, so that FNB can elect to include information in such registration statement to permit FNB to offer the Shares for resale.

         10. PIGGYBACK REGISTRATION RIGHTS. If at any time Sun proposes to register any of its securities under the 1933 Act in connection with the public offering of such securities by Sun or any holder of Sun securities solely for cash on a form that would also permit the registration of the Shares, Sun shall each such time give FNB written notice of such determination at least thirty
(30) days prior to the date of filing of a registration statement with the SEC. Upon the written request of FNB given within thirty (30) days after mailing of such notice by Sun, Sun shall use its best efforts to cause to be registered under the 1933 Act all of the Shares that FNB has requested be so registered. It is expressly understood that Piggyback Registration Rights provided in this paragraph 10 only apply to securities sold for cash and not in an exchange transaction.

         11. REGISTRATION OF SHARES. If and whenever Sun is required by the provisions of Paragraph 8 hereof to effect the registration of any of the Shares under the 1933 Act, Sun will:

                  (a) prepare and file with the Securities and Exchange Commission (the "SEC") such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement current for a period of not more than 245 days;

                  (b) furnish to FNB and to FNB's underwriters of the Shares being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as FNB or such underwriters may reasonably request in order to facilitate the public offering of the Shares, provided however, that the cost associated with providing such copies shall be borne by FNB;

                  (c) use its best efforts to register or qualify the Shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as FNB or such underwriters may reasonably request; provided that Sun shall not be required by virtue hereof to submit to jurisdiction or to furnish a general consent to service of process in any state;

                  (d) notify FNB, promptly after Sun shall receive notice thereof, of the time when such registration statement has become effective or any supplemental amendment to any prospectus forming a part of such registration statement has been filed;

                  (e) notify FNB promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (f) prepare and file with the SEC, promptly upon the request of FNB, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for FNB and Sun, are required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the Shares by FNB;

                  (g) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omission if, at the time when a prospectus relating to such Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (h) advise FNB, promptly after it shall receive notice or obtain knowledge, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  (i) at the request of FNB, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel to Sun for the purposes of such registration, addressed to the underwriters and to FNB, covering such matters as such underwriters and FNB may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of Sun, addressed to the underwriters and to FNB, covering such matters as such underwriters or FNB may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of Sun included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         12. INDEMNIFICATION. Except as otherwise limited herein, in the event any Shares are included in a registration statement under Paragraph 11 hereof,

                  (a) Sun will indemnify and hold harmless, to the extent permitted by law, FNB, each of its directors, officers, employees, or agents for FNB, any person who controls FNB within the meaning of the 1933 Act, and any underwriter for FNB (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which FNB or any such director, officer, controlling person, agent or underwriter may become subject under the 1933 Act or applicable state securities laws, to the extent that such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based on any untrue or alleged untrue statements of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and Sun will reimburse any legal or other expenses reasonably incurred by FNB or any such director, officer, employee, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification contained in this Paragraph 12(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Sun (which consent shall not be unreasonably withheld), nor shall Sun be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of FNB, its directors, officers, employees, controlling persons, agents or underwriters.

                  (b) FNB will indemnify and hold harmless, to the extent permitted by law, Sun, each of its directors, each of its officers who have signed the registration statement, its employees, each person, if any, who controls Sun within the meaning of the 1933 Act, and each agent or underwriter for Sun (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which Sun or any such director, officer, employee, controlling person, agent or underwriter may become subject under the 1933 Act and applicable state securities laws, to the extent that such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue or alleged untrue statements of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by FNB expressly for use in connection with such registration; and FNB will reimburse any legal or other expenses reasonably incurred by Sun or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnification contained in this Paragraph 12(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of FNB (which consent shall not be unreasonably withheld) and shall not exceed the amount of any proceeds received by FNB from the sale of its Shares; and

                  (c) promptly after receipt by an indemnified party under this Paragraph 12 of notice of the commencement of any action, such indemnified party will, if a claim that would, if asserted, give rise to a claim for indemnity hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Paragraph 12, notify the indemnifying party in writing of the commencement thereof or knowledge thereof and the indemnifying party shall have the right to participate in, and to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, or of the knowledge of any such claim, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Paragraph 12, but the omission to so notify the indemnifying


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

         party will not relieve it of any liability that it may have to the indemnified party other than under this Paragraph 12.

                  (d) If an indemnitor is unable to fulfill its indemnification obligations under this Section because of the requirements of applicable law, then such indemnitor, in lieu of such indemnification, shall contribute to the amount paid or payable by the applicable indemnitee and with respect to which such indemnitee would otherwise be entitled to indemnification. The amount of such contribution shall be determined in good faith taking into account; (i) the relative benefits received by such indemnitor and such Indemnitee out of the offering from which such claim for contribution arises; and (ii) the relative fault of such indemnitor and indemnitee for the events giving rise to such claim for contribution. Notwithstanding any other provision hereof, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to indemnification or contribution from any person who was not guilty of such fraudulent misrepresentation.

         13. FEES. With respect to the registration requested pursuant to Paragraph 9 hereof, and except as provided therein, FNB shall bear the following fees, costs and expenses: registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all reasonable legal fees and disbursements and other expenses of Sun to comply with state securities or blue sky laws of any jurisdictions in which the Shares to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for FNB, underwriting discounts and commissions and transfer taxes for FNB and any other expenses incurred by FNB shall be borne by FNB. If Shares are registered pursuant to Paragraph 9, FNB may choose all professionals necessary to prepare and file the registration statement, which professionals shall be approved by Sun, which approval shall not be unreasonably withheld. With respect to a registration pursuant to Paragraph 10, Sun shall pay all costs and expenses of such registration except such increases in cost and expense which directly relate to inclusion of additional Shares by FNB.


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

         14. BOARD OF DIRECTORS OF SUN, SUCCESSIVE ELECTIONS. Upon the expiration of the initial terms of the two persons elected by the Shareholders to positions on the Board of Directors of Sun pursuant to Section 12.2 of the Plan, at subsequent Sun Annual Shareholders Meetings, so long as FNB beneficially owns not less than fifteen percent (15%) of the shares of Sun Common Stock or other capital stock of Sun then outstanding as of the record date for such Sun Annual Shareholders Meeting (as provided for in the By-laws of Sun), the Board of Directors of Sun shall recommend to the shareholders of Sun the election to the Board of Directors of Sun of two persons who otherwise meet the eligibility requirements for directors of Sun, proposed by FNB and agreed to by Sun, which agreement shall not be unreasonably withheld. All right of FNB to propose persons for election to the Board of Directors of Sun is described by and limited to the provisions of this Paragraph 14; under no circumstances shall the number of directors proposed by FNB and sitting on the Board of Directors of Sun exceed two persons.

         15. ASSIGNMENT BY FNB. This Agreement may not be assigned by FNB without the prior written consent of Sun.

         16. TIME OF THE ESSENCE. Time shall be of the essence in the performance of the obligations and conditions under this Agreement. In the event that FNB fails to give notice or to make payment within the applicable time period herein prescribed with respect to any warrant, option or other right arising hereunder, such warrant, option or right hereunder shall lapse and be void in that instance.

         17.      COVENANTS OF FNB.  FNB hereby agrees and covenants that:

                  (a) the Shares shall only be sold or transferred pursuant to the terms hereof.

                  (b) FNB shall cooperate with Sun in the preparation of notices, reports, disclosures, registrations, declarations and filings required as of result of the transaction contemplated by this Agreement.


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

         18. COVENANTS OF SUN. Sun hereby agrees and covenants that it will prepare and timely file required reports, registrations and filings with the SEC or any appropriate state securities law authority and if Sun is not subject to the reporting requirements of the 1934 Act, then otherwise make and keep adequate, current public information available with respect to Sun within the meaning of Rule 144 under the 1933 Act.

         19. CONSTRUCTION. The provisions of this Agreement shall be binding upon and inure to the benefit of the named parties hereto, and their respective successors and assigns, subject however, to the restrictions against assignment hereinbefore contained. The provisions of this Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that federal law is controlling. The captions of the numbered Paragraphs of this Agreement have been inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement. Where used in this Agreement, unless the context otherwise clearly requires: the plural shall include the singular, and vice-versa; and the words "hereof", "hereunder", "herein" and other similar compounds of the word "here" shall refer to this entire Agreement and not to any particular Paragraph or provision of this Agreement.

         20. NOTICES. All notices required under or given pursuant to the provisions of this Agreement shall be sent to the intended recipient at its principal offices, or to such other place as the intended recipient may have directed in a written notice given in accordance with the provisions of this Paragraph 20, either by first class certified mail, return receipt requested, with postage prepaid, or by United States Postal Service or private courier express over-night delivery service, the delivery by which is evidenced in the ordinary course by a written receipt or other written record.

         21. SURVIVAL OF TERMS. The terms, conditions, warranties and covenants in this Agreement or in any instrument delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement.


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

         22. INTEGRATION. This Agreement constitutes and embodies the entire understanding of the parties hereto as to the subject matter hereof, and may not and shall not be amended, modified or altered by any promises, representations, terms or conditions not herein expressly set forth unless the same are set forth in a writing duly executed by both of the parties hereto.



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

         IN WITNESS WHEREOF, the said parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed by their respective undersigned authorized corporate officers on the day, month and year first above written.


Attest:                                      SUN BANCORP, INC.



/s/ Robert C. Longenberger                   By  /s/ Raymond C. Bowen
---------------------------                      ------------------------------
Robert C. Longenberger                       Raymond C. Bowen
Secretary                                    Chairman of the Board of Directors


(SEAL)




Attest:                                      F.N.B. CORPORATION



/s/ James G. Orie                            By  /s/ John W. Rose
---------------------------                      ------------------------------
James G. Orie                                John W. Rose
General Counsel                              Executive Vice President



(SEAL)



                                       15